[LETTERHEAD OF MACHADO, MEYER, SENDACZ E OPICE]

(EXHIBIT 23.8)

São Paulo, Brazil, December 16th, 2005.

We hereby consent to the reference to our name under the captions “Part Five: The Merger — Material Tax Considerations — Brazilian Tax Considerations,” “Part Seven: Additional Information for Shareholders — Enforceability of Civil Liabilities under U.S. Securities Laws” and “Part Eight: Legal and Regulatory Matters — Legal Matters” in the prospectus included in the registration statement on Form F-4 of Telesp Celular Participações S.A., to the filing of our opinions, both dated December 16th, 2005, as exhibits to the registration statement, to the summarization of such opinions in “Part Five: The Merger — Material Tax Considerations — Brazilian Tax Considerations” and to the references to our firm in Exhibits 2.3.1, 2.3.2, 2.3.3, 2.3.4, 2.3.5, 5.1, and 8.1 to the registration statement.

Very truly yours,

/s/ MACHADO, MEYER, SENDACZ E OPICE ADVOGADOS